Exhibit 99.1

For Immediate Release

Summer Infant, Inc. Reports Record Fourth Quarter and Full Year 2009 Results

•                  Fourth Quarter Net Revenue Increases 14% Year-over-Year to $39.3 million

•                  Fourth Quarter Diluted Earnings Per Share Improves to $0.11

•                  2009 Net Revenue Increases 16% Year-over-Year to $153 million

•                  2009 Diluted Earnings Per Share Improves to $0.37, Excluding Deal Fees

•                  Senior Bank Debt Reduced by $10 Million in Fiscal 2009

Woonsocket, RI, March 1, 2010 — Summer Infant, Inc. (“Summer Infant” or the “Company”) (Nasdaq: SUMR) today announced financial results for the fourth quarter and full year ended December 31, 2009.

Fourth Quarter 2009 Results

Net revenues for the fourth quarter of 2009 were $39.3 million, a 14% increase from $34.4 million in the fourth quarter of 2008.  This growth was driven primarily by an expanded product offering at existing customers and penetration into a larger number of stores within existing customers’ networks.  The increase in revenue was also driven by strength in several key categories, as the Company continued to successfully diversify its product line.

Gross profit for the fourth quarter of 2009 was $15.1 million, a 24% increase compared to $12.1 million in the fourth quarter of 2008.  Gross margin for the fourth quarter of 2009 was 38.4%, an increase from 35.3% in the fourth quarter of 2008 and from the 36.4% reported in the third quarter of 2009.  Gross margin improved sequentially due to the benefit of cost reductions that were negotiated during the first quarter of 2009 in addition to lower commodity prices, lower costs from re-engineered products and the implementation of alternative sourcing initiatives.

Selling, general and administrative (“SG&A”) expenses were $11.1 million for the fourth quarter of 2009, compared to $9.4 million for the fourth quarter of 2008.  SG&A as a percentage of net revenues was 28.2% in the fourth quarter of 2009, an increase compared to 27.3% in the fourth quarter of 2008.  SG&A expenses increased year over year due to higher variable costs from higher revenues, increased promotional expense as retail customers continued to advertise significantly during the quarter, and several key new hires.

EBITDA (defined herein as earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation expense, and deal-related expenses), was $4.0 million for the fourth quarter of 2009, a 46% increase compared to $2.7 million for the fourth quarter of 2008.  EBITDA margin for the fourth quarter of 2009 was 10.2% compared to 8.0% for the fourth quarter of 2008.

Net income for the fourth quarter of 2009 was $1.8 million, or $0.11 per share, compared to $0.2 million, or $0.02 per share, for the fourth quarter of 2008.

As of December 31, 2009, the Company had approximately $0.9 million of cash and $34.0 million of debt.  The ratio of net debt to EBITDA (as defined) was approximately 2.2 times as of December 31, 2009.  The majority of the debt matures in June 2011, and the Company is in compliance with all debt covenants.

“Our fourth quarter results exceeded our internal expectations and represent a solid finish to 2009,” commented Jason Macari, Chairman and Chief Executive Office of Summer Infant. “The growing demand for our product lines combined with the cost reductions negotiated earlier in the year drove a 14% increase in revenues and a 310 basis point improvement in gross margin. This allowed us to report a 46% increase in EBITDA despite higher operating expenses primarily associated with the increase in promotional activity at retail. Equally important, our strong cash flow from operations allowed us to pay down our credit line by nearly $4 million in the fourth quarter.”

Full Year 2009 Results

For the twelve months ended December 31, 2009, net revenues were $153.5 million, an increase of 16% compared to $132.4 million in 2008.  Gross Margin for fiscal 2009 was 36.0%, an increase from 35.4% in fiscal 2008, and SG&A as a percentage of net revenues was 26.4% compared to 25.7% last year. EBITDA (as defined herein above) for the twelve months ended December 31, 2009 was $14.7 million, or 9.6% of net revenues, compared to the $12.8 million, or 9.7% of net revenues, in 2008.  Net income for fiscal 2009 was $5.7 million, or $0.36 per share, compared to $4.2 million, or $0.28 per share in 2008. Excluding deal-related fees, net income for fiscal 2009 was $5.8 million, or $0.37 per diluted share.

Mr. Macari continued, “While the economic environment was challenging throughout 2009 we are pleased with our overall performance. Financially, we grew sales and profit by double digits, sequentially improved gross margin in all four quarters, and reduced our senior bank debt by $10 million.  Strategically, our new product introductions helped strengthen our position with key accounts while recent acquisitions provided us with an entrance into new, large categories such as cribs and nursery furniture. Operationally, we solidified our management team with key senior hires and enhanced our manufacturing and sourcing platforms.”

Outlook

“We begin 2010 with solid momentum in our business,” concluded Mr. Macari. “Based on increased shelf space at retail, coupled with the debut of innovative new products in each of our categories, we are confident we can grow sales to at least $170 million this year. Longer-term, we are developing programs aimed at further penetrating the $12 billion juvenile industry and increasing our importance to major retailers both in the U.S and overseas.”

Conference Call Information

Summer Infant, Inc. will host a conference call today, Monday, March 1, 2010 at 4:30 p.m. Eastern Time, to discuss financial results for its fourth quarter and full year ended December 31, 2009.  This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com.  Investors may also listen to the call via telephone by dialing (480) 629-9808 (confirmation code: 4226882).  In addition, a telephone replay will be available by dialing (303) 590-3030 (confirmation code: 4226882) through March 15, 2010, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers.  The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, infant bedding, bouncers, travel accessories, highchairs, swings and nursery furniture.

Use of Non-GAAP Financial Information

This release includes presentations of EBITDA, which is defined herein as income before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expense, and deal-related expenses.  The Company believes that the presentation of EBITDA provides useful information to investors as it indicates more clearly the ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due.  EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity.  EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance.  EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of EBITDA and any other non-GAAP financial measures in its press releases of historical performance.  Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements.  Such factors include the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s dependence on key personnel; the Company’s reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and subsequent filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this presentation.

Contact:

Joe Driscoll

Chief Financial Officer

Summer Infant, Inc.

(401) 671-6922

or

Brendon Frey

ICR

(203) 682-8200

Brendon.frey@icrinc.com

Summer Infant, Inc.

Consolidated Statements of Operations (unaudited)

(amounts in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(restated)	(unaudited)	(restated)
Net revenues	$39,287	$34,387	$153,481	$132,369
Cost of goods sold	24,217	22,251	98,233	85,514
Gross profit	15,070	12,136	55,248	46,855
Selling, general, and administrative expenses	11,076	9,391	40,520	34,039
Depreciation and amortization	1,112	1,037	4,155	2,903
Deal-related fees	0	0	215	214
Non-cash stock-based compensation expense	153	90	785	360
Income before interest	2,729	1,618	$9,573	9,339
Interest expense	(158)	(1,736)	(1,498)	(3,209)
Income before taxes	$2,571	$(118)	$8,075	$6,130
Provision for income taxes	770	(337)	2,421	1,976
Net income	$1,801	$219	$5,654	$4,154

Earnings per diluted share	$0.11	$0.02	$0.36	$0.28

Earnings per share, excluding deal-related fees	$0.11	$0.02	$0.37	$0.29

Shares used in fully diluted EPS	16,133	15,056	15,735	14,734

EBITDA Reconciliation:
Income before interest	$2,729	$1,618	$9,573	9,339
Plus: depreciation and amortization	1,112	1,037	4,155	2,903
Plus: deal-related fees	0	0	215	214
Plus: non-cash stock compensation expense	153	90	785	360
EBITDA	$3,994	$2,745	$14,728	$12,816

Summer Infant, Inc.

Consolidated Balance Sheets

(amounts in thousands)

	Unaudited December 31, 2009	(restated) December 31, 2008

Cash and cash equivalents	$932	$988
Trade receivables, net	32,519	29,358
Inventory, net	32,012	30,882
Property and equipment, net	11,486	11,212
Goodwill and other intangibles	61,200	55,582
Other assets	3,804	2,513
Total assets	$141,953	$130,535

Current portion of long-term debt	$2,191	$1,654
Accounts payable, accrued expenses and other liabilities	39,002	25,141
Long term debt, less current portion	31,780	42,277
Total liabilities	72,973	69,072

Total stockholders’ equity	68,980	61,463
Total liabilities and stockholders’ equity	$141,953	$130,535